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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
The SCO Group, Inc.:

        We consent to the incorporation by reference in Registration Statement No.s 333-43822, 333-97865, and 333-100105 on Form S-8 and Registration Statement No.s 333-102940, 333-106885, and 333-110556 on Form S-3 of The SCO Group, Inc. of our report dated December 20, 2003, except as to note 17 which is as of January 20, 2004, relating to the consolidated balance sheets of The SCO Group, Inc. and subsidiaries as of October 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and related schedule, which report appears in the October 31, 2003 Annual Report on Form 10-K of The SCO Group, Inc.

        The October 31, 2001 consolidated financial statements of The SCO Group, Inc. and subsidiaries were audited by other auditors who have ceased operations. Our report dated December 20, 2003, except as to note 17 which is as of January 20, 2004, refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of the Company's common stock approved on March 4, 2002. However, we were not engaged to audit, review, or apply any procedures to the October 31, 2001 consolidated financial statements of The SCO Group, Inc. and subsidiaries other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any form of assurance on the October 31, 2001 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Salt Lake City, Utah
January 27, 2004

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Independent Auditors' Consent